EXHIBIT 10.3

GUARANTY OF COMPLETION AND INDEMNITY

        This GUARANTY OF COMPLETION AND INDEMNITY (this “Guaranty”), dated as of the 5th day of January, 2001 is made by PRIME GROUP REALTY, L.P., a Delaware limited partnership having an address at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601 (“Guarantor”), in favor of BAYERISCHE HYPO- UND VEREINSBANK AG, New York Branch, as agent (“Agent”) for the lenders from time to time under the Credit Agreement defined below (collectively with Agent, “Lender”) having an address at 150 East 42nd Street, New York, New York 10017.

W I T N E S S E T H :

        WHEREAS, Dearborn Center, L.L.C. (“Borrower”) and Agent have entered into that certain Credit Agreement, dated as of the date hereof, to finance construction of a mixed use project described therein (such agreement, as it may hereafter be amended, modified, supplemented or restated from time to time is hereinafter referred to as the “Credit Agreement”; capitalized terms used but not otherwise defined in this Guaranty but defined in the Credit Agreement shall have the meanings set forth for such terms in the Credit Agreement);

        WHEREAS, pursuant to and in accordance with the Credit Agreement, Borrower has agreed to undertake and complete construction of the Improvements;

        WHEREAS, the Loan shall be secured by the Loan Documents;

        WHEREAS, it is a condition precedent to the execution of the Loan Documents that Guarantor shall have executed and delivered this Guaranty; and

        WHEREAS, Guarantor is a member of the sole member of Borrower and shall derive substantial benefit from the construction and completion of the Improvements and from the making of the Loan to Borrower.

        NOW, THEREFORE, in consideration of Agent’s execution of the Credit Agreement and in order to induce Lender to make the Loan and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby covenants and agrees as follows:

        SECTION 1. Guarantied Obligations. Guarantor hereby unconditionally, absolutely and irrevocably, as a primary obligor and not merely as a surety, guaranties to Lender that: (a) by the Outside Completion Date, Substantial Completion of the Base Building Improvements in accordance with the Plans and Specifications (as the same may be modified in accordance with the Credit Agreement), except for non-material deviations therefrom that do not adversely affect the use of the Improvements for their intended purpose, shall have occurred subject to delays permitted by the Credit Agreement (i.e., Force Majeure Events); (b) Final Completion of the Base Building Improvements shall be achieved within the time period required therefor in the Credit Agreement, subject to delays permitted by the Credit Agreement (i.e., Force Majeure Events); (c) by each Lease Completion Date, the portion of the Project demised by the related Lease shall be completed and delivered to the Tenant thereunder in accordance with the Credit Agreement; (d) the Base Building Improvements shall be constructed in compliance in all material respects with all Laws and Regulations; (e) the Property shall, subject to Borrower’s right to contest pursuant to Section 5.1(b)(ii) of the Credit Agreement, be free and clear of all liens, claims and demands of any and all persons, firms, corporations or other entities which furnish materials, labor or services in connection with the Work; and (f) funding when due, after any reallocation of line items as permitted by the Credit Agreement, of all Construction Costs (all obligations under clauses (a) through (f) of this Section 1 and Section 3 hereof, the “Guarantied Obligations”).

        SECTION 2. Continued Funding. Provided that Guarantor is fully performing or has fully performed its obligations under Section 1 hereof and notwithstanding that Borrower may be in default or there may have occurred any Default or an Event of Default under the Loan Documents, Lender shall continue to make Advances of the Loan in accordance with and subject to the terms of the Credit Agreement for the benefit of Guarantor to fund any Guaranteed Obligations (but only to the extent there are unfunded amounts of the Loan allocated to the specific Guaranteed Obligations in the Approved Construction Budget, subject to the terms thereof), subject to the following conditions precedent:

(a) the representations and warranties of Borrower contained in all of the Loan Documents shall be true and correct in all material respects on and as of the date of any such Advance as though made on and as of that date, except for those representations (i) with respect to the financial condition of Borrower or which are personal to Borrower, or (ii) which are inaccurate because of the existence of any Default or Event of Default which triggered Guarantor’s obligations hereunder or any other default of Borrower (provided Guarantor shall promptly commence and diligently prosecute the cure of any such Event of Default other than Events of Default arising because of the financial condition of Borrower or which are personal to Borrower);

(b) no Event of Default under the Loan Documents (other than an Event of Default resulting from a change in financial condition of Borrower or which is personal to Borrower), shall have occurred and be continuing unless such Event(s) of Default is of a nature that it could not be cured with diligent efforts by the date such Advance is requested and Guarantor shall have promptly commenced, upon demand by Lender hereunder, and diligently prosecuted such cure to the date such Advance is requested; and

(c) Guarantor shall, at its sole expense, deliver or cause to be delivered (i) in connection with the Initial Advance, the items set forth in Section 3.2 of the Credit Agreement and (ii) in connection with all other Advances, Section 3.3 of the Credit Agreement (and with respect to the Final Retainage Advance, Section 3.4 of the Credit Agreement) and, except as provided in Sections 2(a) and (b) hereof, Guarantor shall have satisfied all other applicable conditions to each Advance.

        No failure of Guarantor to satisfy any such condition precedent to an Advance and no resultant failure of Lender to make such Advance shall relieve Guarantor of the payment and performance of the Guarantied Obligations or impair or affect the rights and remedies of Lender against Guarantor hereunder.

        SECTION 3. Completion Costs Guaranty. Notwithstanding anything to the contrary herein, if following an Event of Default Lender exercises its remedies under the Loan Documents and thereby succeeds to Borrower’s interest in the Mortgaged Property, Guarantor shall, and does hereby, unconditionally guaranty to Lender payment by Guarantor of an amount equal to the Completion Costs (as hereinafter defined). As used herein, the term “Completion Costs” means the excess, if any, of (a) all of Lender’s direct and indirect out-of-pocket costs, incurred or to be incurred in connection with the lien-free completion of the Base Building Improvements in accordance in all material respects with the Plans and Specifications as required of the Borrower by the Credit Agreement, including, without limitation, interest, fees, sewer and water charges, real estate taxes and Operating Expenses until Final Completion, but not including any such costs and expenses that are attributable to or result from Lender’s gross negligence, willful misconduct or bad faith over (b) the undisbursed portion of the Loan available to Borrower absent any Event of Default as of the date of maturity or Lender’s acceleration of the Loan following such Event of Default; provided, however, that Completion Costs shall in no event be greater than the costs actually spent to construct the lien-free completion of the Base Building Improvements. Guarantor agrees that, for purpose of this Guaranty, Lender’s costs shall, at Lender’s sole option, be equal to either (i) the aggregate amount of such direct and indirect out-of-pocket costs actually incurred by Lender from time to time to and including the date on which the Base Building Improvements are completed, lien free, in accordance in all material respects with the Plans and Specifications and the conditions of the final Advance of Loan proceeds (i.e., Section 3.4 of the Credit Agreement) have been satisfied in full or (ii) the amount of such direct and indirect out-of-pocket costs as reasonably estimated by the Construction Consultant at any time after maturity or such acceleration of the Loan. Unless the Plans and Specifications provide for a standard of completion greater than that set forth below, for purposes of this Guaranty, Lender’s direct and indirect costs shall be deemed to also include (x) direct and indirect out-of-pocket costs incurred, or reasonably estimated by the Construction Consultant to be required to be incurred, as the case may be, in order to complete the Base Building Improvements to a standard equal to the level of building standard in accordance with industry practices, as reasonably determined by the Construction Consultant, for improvements comparable to the Base Building Improvements and (y) direct and indirect out-of-pocket costs incurred, or reasonably estimated by the Construction Consultant to be required to be incurred, as the case may be, in order to complete the Base Building Improvements in accordance with the terms and provisions of any contracts of sale, leases, subleases, permanent commitment or other agreements, or letters of intent in connection therewith, with respect to occupancy, sale or financing of all or any portion of the Improvements. Guarantor further agrees that any amount reasonably estimated by the Construction Consultant as aforesaid, and any determination by the Construction Consultant with respect to industry practices, shall be conclusive for purposes of determining Guarantor’s liability hereunder, provided that the Construction Consultant has made such estimate or determination in good faith. Such payment shall be due no later than ten (10) days following the giving of a written demand therefor from Lender to Guarantor together with interest at the Default Rate if not paid within said ten-day period. In the event of application of this Section 3, Agent shall make available to Guarantor evidence reasonably satisfactory to Guarantor, during the sixty (60) days following Final Completion, that the Completion Costs paid by Guarantor hereunder actually were spent by Lender to complete the lien-free Base Building Improvements. In the event that any Completion Costs were paid by Guarantor in excess of the amount actually expended by Lender to complete the lien free completion of the Base Building Improvements, such excess shall be reimbursed by Agent to Guarantor.

        SECTION 4. Nature of Guaranty. Guarantor hereby reaffirms that this Guaranty is a guaranty of payment and not of collection, is continuing in nature and applies to all Guarantied Obligations, whether existing now or in the future, including Guarantied Obligations arising or accruing after bankruptcy of Borrower or any member of Borrower (“Loan Party”) or any sale or other disposition of any security for this Guaranty or for the obligations of Borrower or any other Loan Party under the Loan Documents (any such security, the “Security”). This Guaranty and any Security for this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment or performance of any Guarantied Obligations is rescinded or must otherwise be returned by Lender or any other party upon the bankruptcy, insolvency or reorganization of any Loan Party or Guarantor or otherwise, all as though such payment or performance had not occurred.

        SECTION 5. Waiver. To the extent permitted by Laws and Regulations, Guarantor hereby waives protest, promptness, diligence, notice of acceptance, demand for payment and notice of default or non-payment in respect of the Notes, the Credit Agreement and the other Loan Documents. Guarantor hereby waives any requirement that Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against Borrower, or against any other guarantor or any other person, entity or any Security. Guarantor hereby waives, to the fullest extent permitted by applicable law, the benefit of any statute of limitations which may affect its liability hereunder or the enforcement hereof. Any payment by Borrower or other circumstance that operates to toll any statute of limitations as to Borrower shall operate to toll the statute of limitations as to Guarantor.

        SECTION 6. Remedies. Lender shall not be required, as a condition precedent to making a demand upon Guarantor under this Guaranty, to make demand upon Borrower, Guarantor under any other guaranty, any other guarantor, or anyone else, or to exhaust its remedies against Borrower, Guarantor under any other guaranty, any other guarantor, or anyone else, or to proceed against any Security. Any failure by Lender to make any demand or to collect any payments hereunder or under any other Loan Document shall not relieve Guarantor of its obligations or liabilities hereunder, and shall not impair or affect the rights and remedies of Lender against Guarantor hereunder. The obligations and duties of Guarantor hereunder are independent of the obligations and duties of Borrower under the Loan Documents and a separate action or actions may be brought and prosecuted against Guarantor hereunder, whether or not an action is brought against Borrower under the Loan Documents or Guarantor under any other guaranty or any other person or entity under any other Loan Document, whether or not Borrower or Guarantor or any other person or entity be joined in any such action or actions, and whether or not an action or actions may be brought against Guarantor or any other person or entity in connection with any other guaranty. The liability of Guarantor hereunder shall not be affected by or limited by (a) any direction or application of payment by Borrower or by any other party, (b) any other guaranty of any other party as to Borrower’s obligations under the Loan Documents or as to the completion of the Improvements or (c) any payment to Lender of Borrower’s obligations that Lender repays pursuant to the order or direction of a court of competent jurisdiction in connection with any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor hereby waives any right to the deferral, modification or limitation of its obligations and duties hereunder by reason of any such proceeding.

        SECTION 7. Representations and Warranties. Guarantor represents and warrants that as of the date hereof:

        (a) Guarantor has full power, authority and legal right to execute and deliver this Guaranty and to perform fully and completely all of its obligations hereunder;

        (b) The execution, delivery and performance of this Guaranty by Guarantor will not violate any provision of any law, regulation, order or decree of any governmental authority, bureau or agency or of any court binding on Guarantor, or any provision of any contract, undertaking or agreement to which Guarantor is a party or which is binding upon Guarantor or any of its property or assets, and will not result in the imposition or creation of any lien, charge or encumbrance on, or security interest in, any of its property or assets pursuant to the provisions of any of the foregoing in any case which would have a material adverse effect on the ability of Guarantor to perform its obligations hereunder;

        (c) This Guaranty has been duly executed and delivered by Guarantor and constitutes a legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to any applicable Debtor Relief Laws and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

        (d) All necessary resolutions, consents, licenses, approvals and authorizations of any person or entity required in connection with the execution, delivery and performance of this Guaranty have been duly obtained and are in full force and effect;

        (e)There are no conditions precedent to the effectiveness of this Guaranty that have not been either satisfied or waived;

        (f) Guarantor has, independently and without reliance upon Agent or the Lenders and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty;

        (g) The applicable balance sheets of Guarantor and PGRT and statements of income and cash flows of PGRT (the “Financial Statements”) heretofore delivered by Guarantor to Lender are true and correct in all material respects and have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of Guarantor as of the dates thereof and no material adverse change has occurred in Guarantor’s financial condition reflected therein since the dates thereof; and

        (h) There are no actions, suits or proceedings pending, or, to the Knowledge of Guarantor, threatened against or affecting Guarantor, which if adversely determined would have a material adverse affect on the ability of Guarantor to perform its obligations under this Guaranty, and Guarantor is not in default with respect to any order, writ, injunction, decree or demand of any court, arbitration body or governmental authority, which default would materially adversely affect the ability of Guarantor to perform its obligations hereunder.

        SECTION 8. Covenants. (a) Annual Financial Statements. Guarantor shall furnish to Lender within one hundred twenty (120) days following the end of each Fiscal Year, a copy of its annual Financial Statements in a form reasonably acceptable to the Agent, and a copy of the audited annual Financial Statements of Prime Group Realty Trust, and its successors and assigns (“PGRT”). Such annual Financial Statements shall be accompanied by (i) an Officer’s Certificate from PGRT certifying that such annual Financial Statements are true, correct, accurate and complete in all material respects and present fairly, in all material respects, the financial condition and results of operation of Guarantor and PGRT and have been prepared in accordance with GAAP and (ii) an Officer’s Certificate from PGRT certifying as of the date thereof whether, to such Person’s actual knowledge, there exists a Default or Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(b) Quarterly Financial Statements. Guarantor shall furnish to Lender on or before the forty-fifth (45th) day after the end of each of the first three (3) fiscal quarters of each Fiscal Year, the following items, accompanied by an Officer’s Certificate of PGRT, certifying that such items are true, correct, accurate and complete in all material respects and fairly present in all material respects the financial condition and results of the operations of such Person in a manner consistent with GAAP (subject to normal year-end adjustment), to the extent applicable:

(i) quarterly and year-to-date unaudited Financial Statements with respect to each of the Guarantor and PGRT, including the applicable balance sheets of Guarantor and PGRT and statements of income and cash flows of PGRT for such quarter; and

(ii) an Officer’s Certificate from PGRT certifying as of the date thereof whether to such Person’s actual knowledge, there exists a Default or an Event of Default, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action being taken to remedy the same.

(c) Consolidated Net Worth. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of any fiscal quarter thereafter), the Consolidated Net Worth of PGRT shall not at any time that the Loan is outstanding be less than the sum of (i) Three Hundred Fifty Million and No/100 Dollars ($350,000,000.00), (ii) seventy-five percent (75%) of the proceeds of any future preferred or common stock offerings of PGRT and (iii) seventy-five percent (75%) of any future, aggregate, initial value of operating partnership units issued by Guarantor.

(d) Liquidity. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of any fiscal quarter thereafter): (i) the amount of Unrestricted Cash shall at no time be less than Twenty Million and No/100 Dollars ($20,000,000.00); and (ii) the sum of (A) Unrestricted Cash in respect of a given fiscal quarter and (B) Funds From Operations in respect of the same fiscal quarter, shall at no time be less than Twenty-Five Million and No/100 Dollars ($25,000,000.00). “Unrestricted Cash” shall mean, for any period the aggregate amount of unrestricted Cash and Cash Equivalents (valued at fair market value in accordance with GAAP) then actually owned and held by Guarantor and all of its Subsidiaries (excluding without limitation, until forfeited or otherwise entitled to be retained by Guarantor or any of its Subsidiaries, as applicable, tenant security and other restricted deposits); it being agreed that as used in this definition, “unrestricted” means the specified asset is not subject to any liens in favor of any Person. “Funds From Operations” shall have the meaning, for any period, set forth therefor by the National Association of Real Estate Investment Trusts in effect as of the Closing Date (as adjusted for any straight-lining of rent and any write down in the value of land or loss in the sale of land), as published in The White Paper on Funds From Operations, dated October 1999.

(e) Ratio of Liabilities to Assets. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent) of (i) Total Liabilities to (ii) Total Assets, be greater than 67%. “Total Liabilities” shall mean, for Guarantor and all of its Subsidiaries, at any time, the sum (without duplication) of the following (A) all liabilities, consolidated and determined in accordance with GAAP, (B) all Indebtedness, whether or not so classified, and (C) the balance available for drawing under letters of credit issued for the account of Guarantor and all of its Subsidiaries but excluding all Indebtedness related to the Project, including, without limitation, the Debt and the Mezzanine Financing (collectively, the “Project Liabilities”). “Total Assets” shall mean, for Guarantor and all of its Subsidiaries, at any time, the aggregate book value of all assets, consolidated and determined in accordance with GAAP, plus accumulated depreciation and amortization related to those fixed and tangible properties (the “Real Estate Assets”) consisting of land, buildings and/or other improvements, and/or interests therein, and/or interest in mortgage loans, owned by Guarantor or any of its Subsidiaries (but excluding (a) all leaseholds other than leaseholds under ground leases having unexpired terms of at least 30 years and (b) any assets that constitute investments in the Project that are paid for by Advances or advances made under the Mezzanine Financing (the assets described in this clause (b), collectively, the “Project Assets”)).

(f) Maximum Distribution. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall Guarantor’s and PGRT’s aggregate maximum distribution for the most recent four (4) full fiscal quarters prior to the date of determination to their common shareholders and unit holders, as applicable, exceed 90% of PGRT’s Funds From Operations.

(g) Ratio of Consolidated EBITDA to Consolidated Total Interest Expense. As of the end of the fiscal quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding, shall the ratio (stated as a percent), in respect of any period, of (i) Consolidated EBITDA to (ii) Consolidated Total Interest Expense, be less than 165%. “Consolidated EBITDA” shall mean, in respect of Guarantor and all of its Subsidiaries, for any period (A) net income or loss (before minority interests and as adjusted for any straight-lining of rent), as determined in accordance with GAAP plus (B) to the extent deducted in computing such net income or loss, (1) Consolidated Total Interest Expense and (2) depreciation and amortization, and (C) minus all gains or plus all losses attributable to the sale or disposition of assets or debt restructuring as well as any other extraordinary, non-recurring sources of revenues, in each case adjusted to include only the funds actually received in cash by the Guarantor and its Subsidiaries from any Partially Owned Entities. “Consolidated Total Interest Expense” shall mean, in respect for Guarantor and all of its Subsidiaries, for any period, (x) the amount of interest required to be paid or accrued in accordance with GAAP on (A) all Indebtedness of Guarantor, and all of its Subsidiaries and (B) all amounts available for borrowing or for drawing under letters of credit, if any, issued for the account of Guarantor and all of its Subsidiaries, but only if such interest was or is required to be reflected as an item of expense in accordance with GAAP and plus (y) capitalized interest to be paid or accrued in accordance with GAAP (but excluding that portion of capitalized interest funded from the interest reserve proceeds of any construction loan). “Partially Owned Entities” shall mean any of the partnerships, associations, corporations, limited liability companies, trusts, joint ventures or other business entities in which Guarantor, directly or indirectly through its full or partial ownership of another entity, owns an equity interest, but which is not required in accordance with GAAP to be consolidated with Guarantor for financial reporting purposes.

(h) Ratio of Consolidated EBITDA to Consolidated Total Fixed Charges.
(i) Ratio of Consolidated EBITDA to Consolidated Total Fixed Charges A. As of the end of the calendar quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent), in respect of any period, of (A) Consolidated EBITDA to (B) Consolidated Total Fixed Charges A, be less than 145%. “Consolidated Total Fixed Charges A” shall mean, for any period, the aggregate amount of (1) Consolidated Total Interest Expense plus (2) scheduled principal payments of Indebtedness (excluding optional prepayments and balloon or bullet payments at maturity).

(ii) Ratio of Consolidated EBIDTA to Consolidated Total Fixed Charges B. As of the end of the calendar quarter immediately preceding the Initial Advance (and as of the end of each fiscal quarter thereafter), at no time that the Loan is outstanding shall the ratio (stated as a percent), in respect of any period, of (A) Consolidated EBITDA to (B) Consolidated Total Fixed Charges B, be less than 125%. “Consolidated Total Fixed Charges B” shall mean, for any period, the aggregate amount of (1) Consolidated Total Interest Expense plus (2) scheduled principal payments of Indebtedness (excluding optional prepayments ---- and balloon or bullet payments at maturity) and plus (3) dividends and distributions, if any, paid or ---required to be paid on preferred stock, preferred partnership interests or other preferred equity of PGRT.

(i) Credit Agreement Covenants. Guarantor shall perform and comply with each obligation expressly stated in the Credit Agreement to be an obligation of Guarantor.
(j) No Duplication. It is expressly acknowledged and agreed that in calculating the values required for the foregoing financial covenants, it is intended that each value, as applicable, be counted without duplication.

        SECTION 9. Recourse. The exculpation provisions contained in any of the other Loan Documents relieving Borrower and any member of Borrower from personal liability for payment of the Loans shall not in any manner reduce the liability of Guarantor arising hereunder. Lender acknowledges and agrees that PGRT has no liability (direct, indirect or otherwise) under or pursuant to this Guaranty, and accordingly, the rights granted to Borrower or any member of Borrower from personal liability for payment of the Loans under such exculpation provisions shall hereby be made applicable to PGRT.

        SECTION 10. No Limitation of Liability. Guarantor’s liability hereunder shall in no way be limited or impaired by, and Guarantor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Credit Agreement, the Notes, the Mortgage, this Guaranty or any other instrument made to or with Lender by Guarantor or Borrower. In addition, Guarantor’s liability hereunder shall in no way be limited or impaired by (a) any extensions of time for performance required by any of said documents, (b) any sale, assignment or foreclosure of the Notes or the Mortgage (or transfer in lieu thereof) or any sale or transfer of all or part of the Improvements; provided, however, that if the Debt shall be paid in full, Guarantor’s obligations and liability under this Guaranty shall cease and terminate and be of no further force or effect, (c) the accuracy or inaccuracy of the representations and warranties made by Borrower under the Loan Documents or in any Borrower’s Requisition Letter thereunder, (d) the release of Borrower, Guarantor or any other person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of said instruments by operation of law, Lender’s voluntary act, or otherwise, (e) the release or substitution in whole or in part of any Security, (f) Lender’s failure to record the Mortgage or file any UCC financing statements (or Lender’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Loan or (g) the invalidity, irregularity or unenforceability, in whole or in part, of the Loan Documents, or any other instrument or agreement executed or delivered to Lender in connection with the Loan, and, in any such case, whether with or without notice to Guarantor (except as may be required by applicable Laws and Regulations) and with or without consideration.

        SECTION 11. Waiver of Claims. Guarantor (a) waives any right or claim of right to cause a marshalling of Borrower’s assets or to cause Lender to proceed against any of the Security before proceeding against Guarantor or to proceed against Guarantor in any particular order, and (b) agrees that any payments required to be made by Guarantor hereunder shall become due on demand in accordance with the terms hereof. Without limiting the generality of the foregoing, until this Guaranty is released or the Loan is paid in full and Lenders shall have no continuing obligations under the Loan Documents, Guarantor hereby waives (1) all rights of subrogation or contribution Guarantor may have against Borrower whether arising by contract or operation of law (including, without limitation, any such right arising under the Federal Bankruptcy Code) or otherwise by reason of any payment by Guarantor pursuant to the provisions hereof and (2) all suretyship defenses Guarantor would otherwise have under the laws of the jurisdiction in which the Improvements are located or any other jurisdiction.

        SECTION 12. Notices. (a) Any notice, report, demand, approval or other instrument authorized or required by this Guaranty to be given or furnished shall be in writing and shall be deemed given or furnished (i) when addressed to the party intended to receive the same, at the address of such party as set forth below, and delivered at such address, (ii) three (3) days after the same is deposited in the United States mail as first class certified mail, return receipt requested, postage paid, (iii) when delivered by nationwide commercial courier service, one (1) business day after the date of delivery of such notice to the courier service, or (iv) when transmitted by telecopy to the telecopier number set forth below, to the party intended to receive same, provided that such transmission is confirmed by duplicate notice in such other manner as permitted above, upon receipt at such telecopier number:

        Lender:
                  Bayerische Hypo- und Vereinsbank, AG, New York Branch
                  150 East 42nd Street
                  New York, New York  10017
                  Attention:  Real Estate Lending
                  Telecopier:  (212) 672-5527

                  with a copy to:

                  Shearman & Sterling
                  599 Lexington Avenue
                  New York, New York  10022
                  Attention:  John L. Opar, Esq. (766/44)
                  Telecopier:  (212) 848-8700

         Guarantor:

                  Prime Group Realty, L.P.
                  c/o Prime Group Realty Trust
                  77 West Wacker Drive, Suite 3900
                  Chicago, Illinois 60601
                  Attention:  Louis G. Conforti
                  Telecopier:  (312) 917-0460

                  with a copy to:

                  Prime Group Realty, L.P.
                  c/o Prime Group Realty Trust
                  77 West Wacker Drive, Suite 3900
                  Chicago, Illinois 60601
                  Attention:  General Counsel
                  Telecopier:  (312) 917-1684

        (b) Any party may change the address to which any such notice, report, demand or other instrument is to be delivered or mailed, by furnishing written notice of such change to the other parties, but no such notice of change shall be effective unless and until received by such other parties. Rejection or refusal to accept, or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed to be receipt of any such notice.

        (c) Unless notified to the contrary pursuant to this section, any notice or communication to be made to Lender shall be made only to Agent and to its counsel as provided for in this section.

        SECTION 13. No Waiver; Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. All remedies afforded to Lender by reason of this Guaranty and all of the other Loan Documents are separate and cumulative remedies and each one of such remedies, whether exercised by Lender or not, shall not be deemed to be exclusive of any of the other remedies available to Lender and shall not limit or prejudice any other legal or equitable remedy which Lender may have under this Guaranty or under any other Loan Document.

        SECTION 14. Right of Set-Off. Upon the occurrence and during the continuance of any breach of any of Guarantor’s covenants hereunder, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, excepting only tenant security deposits and similar escrow deposits) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Guarantor against any and all of the obligations of Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not Lender shall have made any demand under this Guaranty and although such obligations may be contingent and unmatured. Lender agrees promptly to notify Guarantor after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Lender under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Lender may have under the Loan Documents, at law or in equity.

        SECTION 15. Continuing Guaranty. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or any part thereof of the Loan is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy, dissolution, liquidation or the reorganization of Borrower, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

        SECTION 16. Lender’s Rights. Guarantor acknowledges and agrees that Lender’s rights (and Guarantor’s obligations) hereunder shall be in addition to all of Lender’s rights (and all of Guarantor’s obligations) under any other agreement executed and delivered to Lender by Guarantor in connection with the Loan, and payments by Guarantor hereunder shall not reduce any of Guarantor’s obligations and liabilities under any such agreement.

        SECTION 17. Delay. No delay on Lender’s part in exercising any right, power or privilege hereunder or under the Loan Documents shall operate as a waiver of any such privilege, power or right.

        SECTION 18. Trial by Jury; Injunctive Relief; Counterclaim, Consolidation. Guarantor hereby expressly and unconditionally waives, in connection with any suit, action or proceeding brought by Lender hereon, any and every right Guarantor may have to (a) injunctive relief, (b) a trial by jury, (c) interpose any counterclaim (other than mandatory) therein and (d) have the same consolidated with any other or separate suit, action or proceeding. Nothing herein contained shall prevent or prohibit Guarantor from instituting or maintaining a separate action against Lender with respect to any asserted claim.

        SECTION 19. Governing Law. The terms and provisions hereof and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of New York. Guarantor hereby irrevocably submits to the non-exclusive jurisdiction of the Courts of the State of New York or any Federal court sitting in the State of New York over any suit, action or proceeding arising hereunder, and Guarantor hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in the State of New York or any Federal court sitting in the State of New York may be made by overnight courier or by certified or registered mail, return receipt requested, directed to Guarantor at the addresses indicated above.

        SECTION 20. Severability. Any provision in this Guaranty that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of this Guaranty are declared to be severable.

        SECTION 21. Integration. This Guaranty, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof and may not be terminated, amended or modified, in any manner unless by a writing signed by Lender or its successors or assigns. This Guaranty was drafted with the joint participation of Guarantor and Lender and shall be construed neither against nor in favor of any of them.

SECTION 22. Time of Essence. Time is of the essence with respect to Guarantor's obligations under this Guaranty.

        SECTION 23. Successors and Assigns. This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, transferees and permitted assigns, except that Guarantor may not delegate any of its duties under this Guaranty without the prior written consent of Lender.

        SECTION 24. Subordination. In the event that Guarantor shall advance or become obligated to pay any sums towards the completion of construction of the Improvements or shall advance or become obligated to pay any sums to Lender pursuant to any other Loan Document, or in the event that Borrower is now or shall hereafter become indebted to Guarantor, Guarantor agrees that the amount of any such indebtedness and all interest thereon shall at all times be subordinate as to lien, time of payment and in all other respects to all sums at any time owing to Lender under any of the Loan Documents, and that Guarantor shall not be entitled to enforce or receive payments on account of such other indebtedness from Borrower until all such obligations of Borrower to Lender shall have been paid and Lenders shall have no continuing obligations under the Loan Documents.

        SECTION 25. Modification. No amendment or waiver of any provision of this Guaranty nor consent to any departure by Guarantor therefrom shall in any event be effective unless the same shall be in writing and signed by Lender, and shall be effective only in the specific instance and for the specific purpose for which given.

        SECTION 26. Counterparts. This instrument may be executed in one or more counterparts, each of which when executed and delivered shall be deemed an original and all of which when executed and delivered will be deemed to be one and the same instrument.

        SECTION 27. Joint and Several Liability. The liability hereunder of each Person constituting Guarantor shall be joint and several.

* * *

[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF,  Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.

                                   GUARANTOR:

                                   PRIME GROUP REALTY, L.P.,

                                   By:      Prime Group Realty Trust, its managing general
                                            partner

                                            By:  [s] Louis G. Conforti
                                                 Name: Louis G. Conforti
                                                 Title: Co-President

Accepted:

Bayerische Hypo- und Vereinsbank AG,
New York Branch, as Agent

By: [s] Helga Blum
         Name: Helga Blum
         Title: Director

By: [s] William J. Rogers
         Name: William J. Rogers
         Title: Managing Director